EXHIBIT 10.2
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is entered into as of July 1, 2008, by and between TLC Vision Corporation (“TLCV”), a New Brunswick corporation, with its principal place of business at 16305 Swingley Ridge Road, Suite 300, Chesterfield, MO 63017, and Richard L. Lindstrom, M.D. (“Lindstrom”), an individual and resident of the State of Minnesota, whose address is 9801 DuPont Avenue South, Suite 200, Bloomington, MN 55431.
     WHEREAS, TLCV is in the business of providing equipment and facilities for the performance of ophthalmic surgery, including but not limited to LASIK, cataract, photorefractive keratectomy (“PRK”) and phototherapeutic keratectomy (“PTK”); and
     WHEREAS, TLCV desires to engage the services of Lindstrom to serve as the Chief Medical Officer for TLCV and to perform such other services as the parties agree under the terms and conditions set forth in this Agreement.
     THEREFORE, for and in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:
     1. CHARACTER AND EXTENT OF SERVICES. Lindstrom agrees to accept the position and responsibilities of Chief Medical Officer of TLCV, reporting to the Chief Executive Officer of TLCV. The primary activities of this position shall focus on the clinical development and support of TLCV and duties shall include, without limitation, the following: working with the President - TLC Refractive Centers, the President — TLC Doctors Services, and the Vice President — Clinical Services on the ongoing development of user training courses; monitoring clinical trials; assisting in developing and maintaining relationships with certain users and suppliers as designated by TLCV; reviewing current and future business initiatives with respect to developing synergies and support systems for the Direct to Consumer and Optometric Referral business models; serving as Medical Director of Sightpath Medical, Inc. to provide services as such as mutually agreed to by Lindstrom and the President – Doctors Services; providing expertise when necessary to assist in the continuous improvement of clinical quality standards and the development of strategic business initiatives with regards to services provided by the TLC Clinical Services Department; and any other duties as mutually agreed upon from time to time (the foregoing collectively referred to as the “Services”). The dates, times and places of performance for the Services shall be set in advance, upon reasonable notice, by mutual agreement of the parties.
     2. PERIOD OF PERFORMANCE. This Agreement shall remain in effect for a period of three years, beginning July 1, 2008 (“Effective Date”), unless otherwise terminated pursuant to the terms hereof. After the initial term, this Agreement shall automatically renew for one (1) year terms unless either party provides written notice to the other party of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the initial term or any renewal term.
     In addition, this Agreement may be terminated for any of the following reasons:
(a) TLCV may terminate this Agreement immediately without prior notice in the event of Lindstrom’s death or disability.
(b) Immediately upon the mutual written agreement of the parties hereto.
(c) In the event of a material breach of this Agreement by either party, the other party shall have the right to give written notice of such default to the defaulting party (“Default Notice”). In the event such breach is not cured to the reasonable satisfaction of the non-breaching party within ten (10) days after service of the Default Notice, this Agreement shall automatically terminate.

     (d) Notwithstanding any other provision hereof, this Agreement may be terminated by the party identified below upon one (1) day’s prior notice, as follows:
          (i) By TLCV in the event of the revocation, suspension, cancellation, non-renewal or other limitation of Lindstrom’s medical license;
          (ii) By either party in the event of the final conviction, after all appellate proceedings are taken, of the other party, of any crime punishable as a felony under federal or state law;
          (iii) By either party (“non-defaulting party”) in the event the other party (“defaulting party”) materially breaches any of the terms and conditions of this Agreement and the non-defaulting party has given at least two (2) Default Notices within the preceding twenty-four (24) months pursuant to Section 2(c) hereof with respect to other instances of breaching this Agreement by the defaulting party;
          (iv) By TLCV if Lindstrom has engaged in misconduct or has breached this Agreement in such a manner as to render the continuance of this Agreement materially detrimental to TLCV or damaging to TLCV’s reputation; or
          (v) By TLCV in the event Lindstrom is in default of the TLCV Clinical Advisory Agreement, dated January 1, 2007, or any other agreement between Lindstrom and TLCV or its affiliates, and has failed to cure such default during any applicable cure periods.
     3. COMPENSATION. In consideration of this Agreement and the Services, TLCV shall compensate Lindstrom in accordance with the following provisions. For purposes of this Section 3, a “Contract Year” shall be defined as a period of twelve (12) consecutive months beginning on the Effective Date of this Agreement, and each one-year anniversary thereof. The terms of this Section 3 are not intended to modify, alter or amend the compensation provisions of that certain TLCV Clinical Advisory Agreement made between the parties as of January 1, 2007.
(a) On July 1, 2008, TLCV will grant Lindstrom a seven-year Option to purchase the equivalent of One Hundred Thousand (100,000) shares in TLCV Common Stock (“Stock Option Grant”), with two-year vesting rights, and subject to the terms and conditions of the TLCV Amended and Restated Share Option Plan; the exercise price for such options shall be the closing price for TLCV Common Stock on June 30, 2008. The Stock Option Grant shall constitute full compensation for all Services provided during the first Contract Year. Should Lindstrom fail, or opt not, to exercise the options granted hereunder, TLCV shall have no further obligation to compensate Lindstrom for the Services.
(b) With respect to the second and third Contract Years, Lindstrom shall receive the annual sum of One Hundred Twenty Thousand Dollars ($120,000.00). TLCV shall pay Lindstrom such compensation in equal quarterly installments in accordance with TLCV’s regular policies and practices.
(c) With respect to the quarterly payment due Lindstrom attributable to services rendered in the 2nd Quarter of 2008, Lindstrom may elect to receive as payment an equivalent value of options to purchase TLCV Common Stock.
     4. INDEPENDENT CONTRACTOR. In the performance of this Agreement, it is mutually understood and agreed that Lindstrom is at all times acting and performing as an independent contractor with, and not the employee of, TLCV and no act, or failure to act by any party hereto shall be construed to make or render the other party its partner, joint venturer, employee or associate.
     5. ASSIGNMENT AND SUBCONTRACTING. Lindstrom’s obligations authorized under this Agreement are not assignable or transferable and Lindstrom agrees not to subcontract any of the work authorized hereunder without the prior written consent of TLCV, which may be withheld in its sole discretion.
     6. CONFIDENTIAL TREATMENT AND NO DISCLOSURE TO OTHERS. Lindstrom shall hold confidential and shall not, either during the course of this Agreement or thereafter, directly or indirectly, disclose to, publish or use for the benefit of any third parties, or himself, except in carrying out his duties for TLCV hereunder, any of TLCV’s information of which Lindstrom acquires knowledge or produces on behalf of TLCV during the term of this Agreement, without first having obtained TLCV’s written consent to such disclosure or use. In addition, Lindstrom will not, either during the course of this Agreement with TLCV or thereafter, disclose to any third parties or use personally, except in carrying out his duties for TLCV any confidential information of TLCV, including, but not limited to:
(a) Marketing plans or strategies of TLCV or its affiliates;
(b) Names and technical requirements of TLCV’s or its affiliates, customers and suppliers;
(c) Other information of any nature and in any form which, at the time or times concerned, is not generally known to persons engaged in business similar to that conducted by or contemplated by TLCV or its affiliates.
     The sole exception to this Agreement relates to such limited disclosure to employees or affiliates of TLCV that is absolutely necessary to Lindstrom’s performance of the Services.
     7. INDEMNIFICATION. Each party to this Agreement agrees to indemnify, defend and save the other harmless, including the payment of reasonable attorneys’ fees, court costs and expenses, from and against all loss, liability and damage caused by the act or omission of such party.
     8. INSURANCE. During the term of this Agreement, Lindstrom shall maintain in full force and effect, at his sole cost and expense, comprehensive professional liability insurance coverage, including malpractice insurance coverage, with a national insurance carrier reasonably acceptable to TLCV, under which Lindstrom shall be named as the insured to protect against any liability incident to the rendering of the Services. Such insurance coverage shall be either (i) “occurrence” coverage or (ii) “claims made” coverage with additional “tail” coverage, with limits of $1,000,000 per claim and $3,000,000 in the aggregate. Upon execution of this Agreement, at each anniversary of this Agreement and at TLCV’s request, Lindstrom shall furnish certificates evidencing such insurance coverage to TLCV.
     9. OWNERSHIP OF WORK PRODUCT. All technical data, evaluations, reports and other work product of Lindstrom produced at the request of TLCV shall be the property of TLCV and shall be delivered to TLCV upon completion of the services authorized hereunder. Lindstrom may retain copies thereof for his files and personal use.
     10. ENTIRE AGREEMENT AND PRIOR AGREEMENTS. This Agreement, together with exhibits and attachments, contains the entire agreement between Lindstrom and TLCV relating to the subject matter hereof. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement, not expressly set forth herein, are of no force or effect. This Agreement supersedes and serves to terminate the Consulting Agreement between Lindstrom and Laser Vision Centers, Inc., a wholly owned subsidiary of TLCV, dated August 1, 1995, and any amendments thereto, with notice of termination hereby waived by the parties.
     11. AMENDMENT. This Agreement or any part or section of it may be amended at any time during the term of this Agreement only by the mutual written consent of Lindstrom and TLCV, except as otherwise expressly provided herein. Any other amendment or alteration of this Agreement without such written consent shall be considered null and void.
     12. WAIVER. Neither the failure of TLCV to exercise any power reserved to it under this Agreement, or to insist upon strict compliance by Lindstrom with any obligation or condition hereunder, nor the custom or practice of the parties in variance with the terms of this Agreement, shall constitute a waiver of TLCV’s right to demand exact compliance with the terms of this Agreement. Waiver by TLCV of any particular default by Lindstrom shall not affect or impair TLCV’s right in respect to any subsequent default of the same or of a different nature, nor shall any delay, waiver, forbearance, or omission of TLCV to exercise any power or rights arising out of any breach or default by Lindstrom of any of the terms, provisions, or covenants of this Agreement, affect or impair TLCV’s rights, nor shall such constitute a waiver by TLCV of any right under this Agreement or of the right to declare any subsequent breach or default.
     13. HEADINGS. The headings of articles and sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.
     15. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     16. SURVIVAL OF RIGHTS, OBLIGATIONS & DUTIES. The rights of TLCV and the obligations and duties of Lindstrom contained in Sections 6 and 7 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

RICHARD L. LINDSTROM, M.D.		TLC VISION CORPORATION

By:	/s/ Richard L. Lindstrom	By:	/s/ Brian L. Andrew

Brian L. Andrew, General Counsel and Secretary

Date:	July 29, 2008	Date:	July 17, 2008